Exhibit 10.16

  THIS CONSULTANCY AGREEMENT

THIS CONSULTANCY AGREEMENT (the "Agreement")is deemed made, entered into and effective this 5th gay of November, 2009 (the "EffectiveDate").

Between:        Vendum Batteries Ltd, with its principle business address at Accounting Worx Suite, 400 Thames Valley park Drive, Reading,RG6 IPT, England (the "Company").

And:                FE Business ConsultantsLtd, with its principalbusiness address at Accounting Worx Suite, 400 Thames Valley park Drive, Reading,RG6 IPT, England.(the "Consultant").

A.    The Company is a company incorporated under the laws of England & Wales.

B.    The Company is involved in the principalbusiness of brokering licence agreements with traditional battery manufacturers and development of OEM's with portable electronics manufacturersto further develop paper battery & carbon nanotube technology (CNT). (collectively,the "Business");

C.   The Consultant is a consultancy with business developments ervices across IT, communications, information security,data protection compliance and information risk management and desires to provide professional consulting services to the Company;

D.    The Company desires to retain the Consultant on a consultancy basis, and the Consultant desires to accept such positions, in order to provide such related services to the Company (collectively,the "General Services");

E.     It is the intention of the Company and the Consultant (at times referred to herein as "Parties") hereby to record all such agreements and understandings between them relating to the terms and conditions of the General Services;

F.     The Parties hereto have agreed to enter into this Agreement which replaces, in its entirety,all such prior discussions, negotiations, understandings and agreements, and, furthermore,which necessarily clarifies their respective duties and obligations with respect to the General Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

G.    The Parties do not wish this Agreement to be an employment agreement and intend to maintain an Consultant relationship whereby the Consultant will continue to provide the General Services hereunder.The Consultant shall allocate, in its discretion, the amount of time appropriateto providing General Services to the Company and the manner of the provision of any part of the General Services.The Consultant may choose the location from which the Consultant's General Services are rendered,select the times during which such General Services are rendered, and the optimal form of communication through which to deliver or provide such General Services. Provided however, all decisions of the Consultantin rendering the General Services must be made in good faith, in the best mutual interests of the Consultant and the Company,and carried out in a manner that is generally consistent with accepted industry standards for the provision of such General Services.

H.    This Agreement when duly signed and accepted by the Consultant; will define the duties, responsibilitiesand obligations of the Consultant; set forth and provide the consideration, expense reimbursements and any other consideration offered or provided to the Consultant hereunder.

NOW THEREFORE, in consideration of the recited ongoing relationship of the Parties and the promises, covenants, assurances, agreements and financial compensation provided by and between the Parties all of which is mutually acknowledged as good and sufficient consideration, by and between the Parties hereto, and the Company and the Consultant hereby promise, covenant and agree as follows:

1.	Fees and Stock Options

1.1
The Company shall pay fees (the "Consultancy Fees") to the Consultant at an hourly rate agreed to by and between the Parties and based on a periodic budget that will be established by the Company from time-to-time, payable no later than 7 days after the date of invoice received from the Consultant.

1.2
The Company shall grant stock options equivalentto 1.5% of the issued and outstanding shares 30 days after the company has successfully completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date"). The Stock Options shall expire ten (10) years from the Effective Date and shall vest in incremental periods as reflected below (each, herein after the "Vesting Date"). The exercise price at each Vesting Date shall be the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective Vesting Date. The Vesting Date of the Stock Options is as follows: (i) 0.5% Stock Options shall vest on the 30 days after the Trading Date; (ii) 0.5% Stock Options shall vest 180 days from the Trading Date; (Hi) 0.5% Stock Options shall vest at the one year anniversary date of the Trading Date (the "First Trading Anniversary Date").

1.3
The terms and conditions for payment of monthly Consultancy Fees, expense allowances, reimbursement for the cost of providing the General Services, grant of Stock Options, and other similar matters relating to fmancial consideration payable to the Consultant hereunder are only binding on the Parties and form part of this Agreement when reduced to writing,signed by the Parties or their respective authorized signatories, and provided in the body of this Agreement.

1.4
The compensation provided for herein will be inclusive of any fees otherwise payable to the Consultant for serving as a director of the Company or any subsidiary of the Company at the request of the Company during the currency of this Agreement.

2.	Expenses.

2.1
The Company shall reimburse the Consultant the full amount for all expenses reasonably incurred by the Consultant in the proper performance of the General Services, where such expenses are pre-approved under this Agreement by the Company's Board of Directors(the "Board") or the controller of the Company at any specified rate or amount, or upon the Consultant providing such receipts or other evidence as the Company may reasonably require.

3.	Notice of Termination and Termination of the Agreement

3.1
Any Party can terminate this Agreement upon sixty (60) days written notice (herein called "Notice of Termination")to the other Party. If the Company terminates the Agreement prior to the Termination Date for any reason other than the Consultant's gross negligence, all unvested Stock Options shall vest and become immediately exercisable for a period of sixty (60) days and the Company shall pay the Consultant an amount equal to two (2) months of Consultancy Fees within thirty (30) days of written Notice of Termination.

3.2	In the event that the Company terminates this Agreement for any reason without providing the required Notice of Termination, then the Company shall pay the Consultant the amount of the Consultancy Fees as required monthly up and to the Termination Date (as defined below).

3.3
The Consultant is required to provide Notice of Termination herein to the Company and its failure to do so will entitle the Company to only pay the Consultancy Fees on a prorated basis up to the date of the Notice of Termination by the Consultant without notice.

3.4	All expenses and other reimbursable cost payable to the Consultant hereunder are payable to the date of effective Notice of Termination as provided hereunder.

4.	Term of Agreement

4.1
Unless otherwise agreed to in writing by the Parties, this Agreement will commence on the Effective Date and continue on for a 2 (two) year period at which date it shall terminate (herein called the "Termination Date").

5.	General Services

5.1
During the continuance of this Agreement the Company hereby agrees to appoint and to retain the Consultant, through its appointed representative, as a Director and as the Chief Executive Officer of the Company,respectively.The Consultant hereby agrees to be subject to the direction and supervision of, and to have such authority as is delegated to the Consultant by the Board of Directors of the Company (the "Board"),consistent with such positions.The Consultant also agrees to accept such positions in order to carry out the duties of a Director and to provide such related services, associated with the positions of Chief Executive Officer, as the Board may, from time to time, reasonably assign to the Consultant and as may be necessary for the ongoing maintenance and development of the Company's various Business interests during the continuance of this Agreement (herein collectively described as the "General Services'').

5.2
It being expressly acknowledged and agreed by the Parties that the Consultant will commit to and provide to the Company the General Services on the basis set forth herein.In this regard it is hereby acknowledged and agreed that the Consultant, as Chief Executive Officer, shall have direct responsibility to the Audit Committee and the Board of Directors as a whole.

5.3
Without in any manner limiting the generality of the General Services to be provided as set forth in Section 5.1 and 5.2 herein, it is hereby also acknowledged and agreed that Consultant will, during the continuance of this Agreement, devote a reasonable amount of professional and business effort, energy and enterprise, to the General Services to fulfill its obligations as set out hereunder.

6	Confidentiality, Non-Disclosure, Non-Competition and Non-Circumvention.

6.1
The Consultant hereby covenants, promises and agrees that he will be provided with confidential, proprietary and valuable information by the Company about its clients, properties, prospects and financial circumstances from time to time during the currency of this Agreement, in order to permit the Consultant to properly,effectively and efficiently carry out its tasks, duties and activities hereunder.However, by providing such disclosure of Confidential Information to the Consultant, the Company relies on the Consultant to hold such information as confidential and only disclose the same to those parties, whether directors, officers, employees, agents, representatives or clients and contacts of the Consultant'' who need to know", in order that the Consultant can carry out the objects of this Agreement as provided for herein and as communicated as between the Company and the Consultant during the currency of this Agreement.Due to the nature of the relationship of the Consultant to the Company no more precise limitations can be placed on the Consultant's use and disclosure of Confidential Information received from the Company pursuant hereto than as described herein.

6.2
The general nature of the Agreement between the Parties is that the Consultant is acting as an Consultant and consultant to the Company,whereby the Consultant will act on the Company's behalf in the promotion of the Company's interests and by way of introductions, consulting to and advising of the Company on matters related to the Business.With the broad mandate and scope of this relationship the Company must rely on the fiduciary duty of good faith that the Consultant owes the Company as provided under this Agreement and as a Director and Officer of the Company,when the Company is making disclosure to the Consultant of Confidential Infonnation about Business opportunities and competitive advantages which the Company has cultivated and developed.All Confidential Information disclosed to the Consultant is disclosed on the strict condition that the Consultant, will not now or at any future time, use such Confidential Information received from the Company hereunder in any manner inconsistent with the best interests of the Company,except with the express written permission of the Company. The result of these terms and conditions of disclosure of Confidential Information to the Consultant by the Company is that the Consultant will:

(a) Only disclose such Confidential Information on a "need to know" basis, but it will be up to the Consultant's reasonable discretion in acting on behalf of and in the best interests of the Company to determine what group or groups "need to know" about such information pursuant to the nature and scope of this Agreement;

(b) The disclosure of Confidential Information from the Company to the Consultant Further to the intents and purposes of this Agreement will prohibit the Consultant from directly or indirectly using the Confidential Information in a manner that is in conflict with or contrary to the best interests of the Company,except with the Company's written consent;

(c) The Consultant will not use Confidential Information in a manner that in the view of the Company would constitute a direct or indirect use for a purpose, which is in competition with the best interests of the Company or would be a circumvention of the Company's right or interest in a particular Business opportunity.

(d) The meaning of Confidential Information (herein called "Confidential Information")will include any information disclosed by the Company that is declared by the Company either verbally or in writing,depending on the means of communication of such Confidential Information by the Company to the Consultant.

(e) The restrictions on disclosure of Confidential Information do not apply to any of the following circumstances:

(i)	The Informatin forming part of the public domain, which became such through no disclosure or breach of this Agreement on the Consultant's behalf;

(ii)	Information which the Consultant can independently prove was received from a Third Party, which was legally entitled to disclose such information;

(iii)
Information which the Consultant is legally obligated to disclose in compliance with any applicable law, statute, regulation, order, ruling or directive of an official, tribunal or agency which is binding on the Consultant, provided that the Consultant must also provide the Company with notice of such disclosure at or before releasing or disclosing the Confidential Information to such official, tribunal or agency so that the Company is afforded an opportunity to file a written objection to such disclosure with such official, tribunal or agency_

6.3
The Consultant understands, acknowledges and agrees that the covenants to keep the Confidential Information confidential and not disclose it to Third Parties, except in conformity with this Agreement, is necessary to protect the proprietary interests of Company in such Confidential Information and a breach of these covenants would cause significant loss to the Company in regard to its competitive advantage, market opportunities and financial investment associated with protection of its Confidential Information.

6.4
The Consultant further understands,acknowledges and agrees that a breach of these covenants of confidentiality,non-disclosure,non-competition and non-circumvention under this Section 6 (in combination the "Covenants of Confidentiality,Non-Circumvention and Non Disclosure"),will likely cause such irreparable harm to the Company that damages alone would be an inadequate remedy and the Consultant consent and agree such equitable remedies including injunctive relief against any further breach which are reasonably justified in addition to any claim for damages based on a breach of these Covenants of Confidentiality,Non-Circumvention and Non Disclosure.

6.5
The Parties mutually acknowledge,confirm and agree that the Covenants of Confidentiality,NonCircumvention and Non-Disclosure will survive Termination of this Agreement and will continue to bind the Consultant to protect the Company's interest in such Confidential Information disclosed pursuant hereto.

7	Change of Contol

7.1
Where a Change of Control occurs prior to the Termination of this Agreement,then the Consultant will be entitled at any time within one (1) month of the occurrence of the Change of Control, to terminate this Agreement by giving thirty (30) days notice in writing of their intention to terminate the Agreement.In the event that the Consultant terminates the Agreement,then the Company or the legal successor to the Company (where a Change of Control involves a merger, take-over,acquisition or similar arrangement accompanying the Change of Control, which actually or effectively results in the elimination of the Company as a separate or subsisting legal entity whereby it is replaced by the legal successor which will hereinafter be called the "Successor Company"),will be obligated to pay a termination bonus (the "Termination Bonus") to the Consultant equal to one (l) month of Consultancy Fees in addition to all unpaid amounts due and owing to tIte Consultant by the Company at the time of such Termination.

7.2
Payment of the Termination Bonus to the Consultant pursuant to sub-section 7.1 will be made by the Company or the Successor Company within thirty (30) days of the date that the notice of termination was delivered by the terminating Party, and such Termination Bonus will only be payable where:

(a) the Consultant is not in breach of any of the terms and conditions of this Agreement such that the Company or the Successor Company,as the case may be, is legally entitled to terminate this Agreement pursuant hereto, and

(b) the Consultant delivers a duly executed copy of such signed release and waiver of claim as prepared by the Company or the Successor Company pursuant to the settlement that:such Termination Bonus together with all other outstanding monies duly owing to the Consultant will, upon payment pursuant to this sub-sections 7.2 and 7.3, constitute a full and final payment and consideration,in settlement of any and all outstanding claims or potential claims, that the Consultant has or may have against the Company or the Successor Company~ or their respective Board of Directors,Officers, successors or other assigns, arising out of or in relation to the Consultant relationship to the Company or the Successor Company under this Agreement.

7.3
Where the Change of Control triggers the obligation of the Company or the Successor Company to pay the Termination Bonus pursuant to 7.1 and 7.2 herein, the Consultant will have the right to exercise any Stock Options as granted under this Agreement or as may have been previously granted to the Consultant in his capacity as either an officer or director of the Company,for a period of sixty (60) days from the date of Termination (the "Post Termination Exercise Period").Unless prohibited by law or the constitution of the Company or the Successor Company,where any of the Consultant's Stock Options would not have otherwise vested and thereby be exercisable by the Consultant before the expiry of the Post Termination Exercise Period, the Company will elect to do either one of the following,(on the advice of its corporate and securities attorney):

(a) extend the Post Termination Exercise Period; or

(b) collapse the length of the Stock Option vesting period, so that the Consultant's total issued stock options in the Company securities (if any) can be legally exercised by them within the post Termination Exercise Period, where the Consultant so choses to exercise such of the Company's stock options as are in their possession at the time of Termination.

8	Indemnification

8.1
The Company agrees to indemnify,defend and hold harmless the Consultant for any and all acts and omissions that are not due to the Consultant's gross negligence or gross misconduct.Further the Company will use its best efforts to obtain as soon as practical and maintain at all times the appropriate directors and officers insurance policy while the Consultant provides such services for the Company.

9	Governing Law and Jurisdiction

9.1	This Agreement shall be governed by and interpreted in accordance with the laws of England, without giving effect to the principles of conflicts of law thereof.

9.2
Unless otherwise mutually agreed to in writing by the Parties, any action, proceeding or arbitration in regard to a dispute or direction relating to the subject matter of this Agreement will be solely within the jurisdiction of the appropriate court, tribunal or arbitrator of competent jurisdiction within England.

10	Notice

10.1
All notices to be given with respect to this Agreement, unless otherwise provided for, shall be given to the Parties at the respective addresses, fax numbers and email addresses shown below or otherwise communicated by the Parties to each other for such notice and service matters during the currency of this Agreement.

10.2
All notices, requests, demands or other communications made by a Party will be deemed to have been duly delivered:(i) on the date of personal delivery utilizing a process server, courier or other means of physical delivery to the intended recipient("Personal Service");or (ii) on the date of facsimile transmission(the "Fax") on proof of receipt of the Fax; or (iii) on the date of electronic mail (the "email") with verifiable proof of receipt of such email; or (iv) on the seventh (7th) day after mailing by registered mail with postage prepaid ("Registered Mail"),to the Party's address, Fax number, email address set out in this Agreement or such other addresses Fax numbers or email address as the Parties or their Representatives may have from time to time during the currency of this Agreement or thereafter and communicated to the other Parties for the purposes of this Agreement.

To: Vendum Batteries Ltd

Accounting Worx Suite, 400 Thames Valley park Drive, Reading,RG6 IPT.
+44 118 961 9959
f.cottington@vendumbatteries.com

To: FE Business Consultants Ltd

Accounting Worx Suite, 400 Thames Valley park Drive, Reading,RG6 IPT.
+44 118 961 9959

11	Entire Agreement

11.1
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces, restates in full and supersedes all other prior agreements and understandings,both written and oral.

12	Assignments

12.1	The Parties agree that neither will assign this Agreement without prior written consent of the other Party.

13	Inurement

13.1
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign any rights, duties or obligations that may arise under this Agreement without the prior written consent of the other party shall be void.

14	Entire Agreement and Severance

14.1
This document contains the entire agreement between the Parties with respect to the subject matter hereof,and neither Party is relying on any agreement, representation,warranty,or other understanding not expressly stated herein.

14.2
In the event that any provision ofthisAgreement will be held to be invalid, illegal or unenforceablein any circumstances, the remaining provisionswill neverthelessremain in full force and effect and will be construed as if the unenforceableportion or portions were deleted.

15	Force Majure

15.1
A party shall not be deemed in default of its obligations under this Agreementwhen such performance is prevented by a cause beyond the reasonablecontrol of such party, including withoutlimitation, an Act of God, natural disaster, modificationor variation of any provision hereof imposed or required by the Ministry of Health and Welfare or similar governmentalagency havingjurisdiction.

15.2	Upon the occurrence of an event of force majeure, the party affected shall promptly notify the other in writing setting forth the details of the occurrence, its expected duration and how that party's performancemay be affected.The affected party shall resume the performanceof its obligationsas soon as practicableafter the force majeure event ceases.

16	Time is of the Essence

16.1
Time is of the essence in this Contract.A waiverof the strict performancerequirementshereunderin on instance will not constitutea waiver for any other instance where time for performanceis specified herein.

17	Conterparts and Execution Electronically

17.1
Where the Parties hereto or their authorized signatories have signed, sealed and duly executed this Agreementeffective the date above shown whetheras a whole document in originalform or in several counterparts;each such counterpartshall be considered as an original and in combinationcomprises the formal execution hereof.The Parties acknowledgeand consentto the execution of this Agreement and all related documentsand notices pursuanthereto by electronicallyscanned signatures or facsimile transmission, either of which will constitutegood and sufficientexecution, service and notice for all intents and purposeshereunderand will be deemed to be as effective as if an originally "signed-inhand" physical documentwas used instead.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF this Agreement is hereby signed, sealed and duly executed by the Parties or their duly authorized signatories on the Effective Date first above written.

SIGNED, SEALED AND DELIVERD by Company Name and in the presence of	) )
)
/s/C. Emma Haile	)
Signature of the Witness	)
	)	/s/ Fraser Cottington
18 Dunbar Drive, Reading RG5 4HA	)	Fraser Cottington
Address of Witness	)
)
C. Emma Haile IT System Analyst	)
Name and Occupation of Witness	)

SIGNED, SEALED AND DELIVERD by Consultant Name and in the presence of	) )
)
/s/C. Emirose Manzala-Cottington	)
Signature of the Witness	)
	)	/s/ Fraser Cottington
33 Dunbar Drive, Woodley, Reading RG5-4HA	)	Fraser Cottington
Address of Witness	)
)
Emirose Manzala Cottington P.A	)
Name and Occupation of Witness	)